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                                                                   EXHIBIT 23.1


                         Consent of Independent Auditors


The Board of Directors
Philadelphia Suburban Corporation

We consent to the use of our report dated February 3, 1997 incorporated by reference in this Registration Statement on Form S-8 of Philadelphia Suburban Corporation and subsidiaries, relating to the consolidated balance sheets and statements of capitalization of Philadelphia Suburban Corporation and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income and cash flows for each of the years in the three-year period ended December 31, 1996 which report is incorporated by reference in the December 31, 1996 Annual Report on Form 10-K of Philadelphia Suburban Corporation and subsidiaries.



KPMG Peat Marwick LLP
Philadelphia, Pennsylvania
May 7, 1997